This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Pursuant to Rule 424(b)(5)
Registration No. 333-109535

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2003
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 16, 2003

6,000,000 Shares

Brooks Automation, Inc.

Common Stock

         Our common stock is listed on The NASDAQ National Market under the symbol “BRKS.” The last sale price as reported on NASDAQ on December 2, 2003 was $24.04 per share.

      The underwriters have an option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.

      Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-6.

		Underwriting	Proceeds to
	Price to	Discounts and	Brooks
	Public	Commissions	Automation

Per Share	$	$	$
Total	$	$	$

      Delivery of the shares of common stock will be made on or about                ,           .

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Goldman, Sachs & Co.	JPMorgan

Needham & Company, Inc.	SG Cowen

The date of this prospectus supplement is                     ,          .

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DILUTION
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
ABOUT BROOKS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. You should read this prospectus supplement along with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Brooks,” “the Company,” “we,” “us” and “our” refer to Brooks Automation, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

      The following summary contains basic information about the offering. It may not contain all of the information that is important to you. This prospectus supplement includes or incorporates by reference information about this offering, our business and our financial and operating data. You should carefully read the entire prospectus supplement, including the risk factors, the accompanying prospectus, and the documents incorporated by reference. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Our Company

      We are a leading supplier of automation products and solutions that primarily serve the worldwide semiconductor market. We supply hardware, software and services to both semiconductor manufacturers and original equipment manufacturers, or OEMs, which make equipment for manufacturing semiconductors. We are a technology and market leader with offerings ranging from hardware and software modules to fully integrated systems and systems integration services to deploy our products on a worldwide basis. Although our core business addresses the increasingly complex automation requirements of the global semiconductor industry, we also provide automation solutions for a number of related industries, including flat panel display, data storage and other complex manufacturing industries.

      We sell our products and services to nearly every major semiconductor manufacturer and OEM in the world, including all of the top ten semiconductor manufacturers and nine of the top ten equipment companies. Our customers are primarily OEMs in our equipment automation segment, while our customers are principally semiconductor manufacturers in our factory automation software and hardware segments. Based on estimates published by Gartner Dataquest, an independent research group, we believe that we were the largest merchant supplier of hardware and software automation products for the semiconductor industry in calendar year 2002.

      As the transition to 300mm wafer-size semiconductor manufacturing continues, increased automation of the manufacturing process becomes a necessity. Semiconductor manufacturers are expected to make significant investments in manufacturing capacity by constructing new semiconductor manufacturing facilities, expanding existing facilities and upgrading existing equipment. Semiconductor manufacturers face challenges in achieving and maintaining high production yields, improving use of expensive facilities and equipment, and managing the logistics of increasingly complex fabrication processes. They seek to meet these challenges by using equipment and fab automation systems to maximize the flow of products through the manufacturing process while minimizing processing errors and contamination, and monitoring manufacturing processes and equipment. As a result, we expect automation to represent a growing portion of semiconductor capital equipment spending in the future.

Our Solution

      We offer integrated automation solutions designed to optimize manufacturing equipment and fab productivity. We believe we have demonstrated technological leadership in our hardware and software product offerings as a direct result of the learning cycles associated with multiple generations of our products. We design our solutions to enable our customers to increase fab throughput, accelerate product time-to-market and lower production costs through increased efficiency. We provide the following benefits to our customers:

      Comprehensive Turnkey Solutions. We offer a comprehensive suite of hardware and software products to address the needs of the equipment and factory automation markets. We enable our customers to fulfill, from a single source, a significant portion of their automation requirements. Our integrated solutions provide our customers with several advantages, including easier solution deployment, lower implementation risk, higher reliability and single supplier accountability.

      Breadth of Products and Technology Expertise. The cornerstone of our company is our patented direct drive technology for robots and systems engineering capabilities in equipment automation systems.

We have further broadened our product offerings and market leadership by acquiring and developing leading technologies in factory automation hardware and software. Our recently introduced OneFab automated material handing system features an innovative design that includes bi-directional, wireless vehicles for transporting wafers and a unique storage solution with under-track storage and highly reliable carousel stockers. We have been able to integrate the transport hardware and material control software with other Brooks software applications, including real time dispatching and activity management, to create a differentiated system that is capable of supporting the highly automated operations of advanced production fabs. The real time dispatching and scheduling software is widely adopted by the industry, as is our manufacturing execution system.

      Increased Productivity of Manufacturing Process. Our products are designed to enable our customers to attain a high level of productivity and performance when integrated into their manufacturing processes. Our products are designed to:

•	reduce manufacturing costs;

•	reduce cycle time, making throughput more predictable;

•	deliver products to market first when product profitability is greatest; and

•	reduce defects and improve yield.

      Manufacturing and Integration Expertise. We manufacture our automation hardware in-house. As the semiconductor manufacturing process increases in complexity, our customers increasingly seek to avoid the difficulty, time and expense involved in integrating automation solutions into production. We possess the manufacturing expertise to assemble complex automation modules and systems and deliver highly integrated automation solutions. Our differentiated manufacturing strengths include flexible and responsive production capabilities, global sourcing of materials, demand-flow technology processes and close integration of design and production. We believe that manufacturing our products in-house is a competitive advantage because we can be more responsive to our customers’ highly differentiated requirements.

      Global Service and Support. We provide our customers with an extensive service and support infrastructure through our international operations. We have spare parts and field service, local application and software engineering capabilities in all of our major markets, including North America, Europe and Asia.

Products

      We operate in three segments:

      Equipment Automation. We provide wafer handling modules and systems for use within semiconductor manufacturing equipment. These modules and systems automate the movement of wafers into and out of semiconductor manufacturing process chambers and provide the interface between factory automation systems and manufacturing equipment. Our offerings include vacuum and atmospheric robotic systems and related modules. The primary customers for these solutions are manufacturers of process tool equipment.

      Factory Automation Hardware. We provide automated material handling systems, wafer sorters, reticle stockers and standard mechanical interface systems for use within the fab. They store, transport and manage the movement of work-in-process wafers and lithography reticles throughout the fab. The factory automation hardware segment also provides hardware and software solutions, including mini-environments and other automated transfer mechanisms to isolate the semiconductor wafer from the production environment.

      Factory Automation Software. We provide software products and solution delivery services, including consulting and software customization. Manufacturing execution system software is essential for managing the operations and critical data of a fab. Scheduling and real-time dispatch applications help maximize throughput and workflow. Other software applications are designed to increase the utilization of equipment and minimize errors. Our software products enable semiconductor manufacturers to increase their return on investment by maximizing production efficiency and may be sold as part of an integrated solution or on a stand-alone basis.

Strategy

      Our goal is to maintain and expand upon our position as a leading independent supplier of advanced automation solutions that enhance productivity for the semiconductor and other complex manufacturing industries. The principal elements of our strategy are as follows:

      Capitalize on the Trend Towards Increased Fab Automation. We are positioned to capitalize on the current trend towards increased fab automation through our hardware and software offerings coupled with the robotic systems integration expertise that we have developed for tool automation systems. We believe several factors are contributing to the growing need for automation, including:

•	increases in semiconductor wafer sizes to 300mm diameters make human handling impractical because of the greater weight and value of these wafers;

•	growing complexity of semiconductor devices arising from shrinking linewidths requires advanced semiconductor materials such as copper and low-k dielectrics, which drives the need for new tool sets, improved contamination control and greater process control;

•	greater complexity of semiconductor manufacturing requires more tools and more process steps, placing a higher demand for sophisticated fab scheduling and process control; and

•	increasing factory capital costs, which drives a greater need to increase tool utilization and minimize unscheduled downtime, thus requiring higher tool reliability and throughput.

      Capitalize on the Trend Towards Increased Outsourcing. We believe that process tool manufacturers will outsource more of their automation content as they focus on their core competencies to meet the demands of more sophisticated processes. Currently the top OEMs have outsourced some of their automation modules, but still assemble the majority of their automation systems in-house. As OEMs increasingly outsource their systems manufacturing, this creates a growing market opportunity. We also believe semiconductor manufacturers will outsource their internal software development and integration efforts as more comprehensive and integrated solutions become available. We plan to capitalize on these trends by offering a broader range of integrated solutions.

      Offer Factory Automation Hardware and Software Solutions. As fabs become more expensive, we believe our customers will demand more fully integrated solutions. We believe fab efficiency is currently impaired by the difficulty of integrating various point solutions. Many semiconductor manufacturers still purchase hardware and software separately, limiting their ability to realize the full benefits of automation. We believe we can provide more complete and integrated solutions that closely couple the hardware and software to enable fabs to fully realize the benefits of minimizing the number of operators, reducing cycle time and lowering the overall cost of manufacturing semiconductors.

      Expand the Addressable Market Beyond Semiconductors. We intend to leverage our current offerings in both hardware and software to pursue opportunities in industries other than semiconductors, thus increasing our addressable market. Specifically, we believe that our software has the potential to penetrate new markets. We will continue to pursue new developments and other means to complement our family of products and offerings.

      We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400. Our corporate website address is www.brooks.com. The information contained on our website is not incorporated by reference in this prospectus supplement.

The Offering

Common stock offered by Brooks	6,000,000 shares

Common stock to be outstanding after the offering	43,266,181 shares(1)

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an aggregate of 900,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement.

NASDAQ National Market Symbol	“BRKS”

Use of proceeds	See “Use of Proceeds” on page S-15 of this prospectus supplement.

Risk Factors	See “Risk Factors” on page S-6 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Does not include (i) 4,639,910 shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $28.93 and (ii) 2,491,813 shares issuable upon the conversion of our debt securities, in each case as of September 30, 2003.

RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

Risks Relating to Our Industry

      Due in part to the cyclical nature of the semiconductor manufacturing industry, we have recently incurred substantial operating losses and may have future losses.

      Our business is largely dependent on the semiconductor manufacturing industry and other businesses employing similar manufacturing technology. In recent years, these businesses have experienced unpredictable and volatile business cycles due in large part to rapid changes in demand and manufacturing capacity for semiconductors. The semiconductor industry has been in a prolonged downturn which has negatively impacted us since the third quarter of fiscal 2001. As a result of the downturn, our OEM and end-user customers have significantly reduced the rate at which they purchase our products and services. This reduced demand has adversely affected our sales volume and gross margins and has resulted in substantial operating losses during fiscal 2001, 2002 and 2003. These losses are due to, among other things, write-downs for obsolete inventory and expenses related to investments in research and development and global service and support necessary to maintain our competitive position. We may have future operating losses while the industry downturn and uncertain demand continues. If the industry downturn continues for an extended period of time, our business could be materially harmed. Conversely, if demand improves unexpectedly, we may have insufficient inventory and manufacturing capacity to meet our customer needs on a timely basis, which could result in the loss of customers and various other expenses that could reduce gross margins and profitability. We cannot assure you as to whether or when we will become profitable or whether we will be able to sustain such profitability, if achieved.

Risks Relating to Our Company

Our operating results could fluctuate significantly, which could negatively impact our business.

      Our revenues, operating margins and other operating results could fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

•	demand for our products as a result of the cyclical nature of the semiconductor manufacturing industry or otherwise;

•	changes in the timing and terms of product orders by our customers as a result of our customer concentration or otherwise;

•	changes in the mix of products and services that we offer;

•	timing and market acceptance of our new product introductions;

•	delays or problems in the planned introduction of new products;

•	our competitors’ announcements of new products, services or technological innovations, which can, among other things, render our products less competitive due to the rapid technological change in our industry;

•	the timing and related costs of any acquisitions;

•	our ability to reduce our costs due to decreased demand for our products and services;

•	disruptions in our manufacturing process or in the supply of components to us;

•	write-offs for excess or obsolete inventory; and

•	competitive pricing pressures.

      As a result of these risks, we believe that quarter to quarter comparisons of our revenue and operating results may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. If our quarterly results fluctuate significantly, our business could be harmed.

Our restructuring activities and cost reduction measures may be insufficient to offset reduced demand for our products and may have materially harmed our business.

      Primarily in response to reduced demand for our products, primarily as a result of the current downturn in the semiconductor industry, we implemented cost reductions and other restructuring activities throughout our organization. These cost-saving measures include several reductions in workforce, salary and wage reductions, reduced inventory levels, consolidation of certain of our manufacturing facilities to our Chelmsford, Massachusetts facilities and the discontinuation of certain product lines and information technology projects. We cannot assure you that these cost reductions will be sufficient to offset the reduced sales levels we have experienced during the current downturn. Our failure to adequately reduce our costs, without a corresponding increase in demand for our products and sales level, could materially harm our business and prospects and our ability to maintain our competitive position. Our restructuring activities may have harmed us because they may have resulted in reduced productivity by our employees and increased difficulty in retaining and hiring a sufficient number of qualified employees familiar with our products and processes and the locales in which we operate.

Delays and technical difficulties in our products and operations may result in lost revenue, lost profit, delayed or limited market acceptance or product liability claims.

      As the technology in our systems and manufacturing operations has become more complex and customized, it has become increasingly difficult to design and integrate these technologies into our newly-introduced systems, procure adequate supplies of specialized components, train technical and manufacturing personnel and make timely transitions to volume manufacturing. Due to the complexity of our manufacturing processes, we have on occasion failed to meet our customers’ delivery or performance criteria, and as a result we have deferred revenue recognition, incurred late delivery penalties and had higher warranty and service costs. We cannot guarantee that we will not experience these problems in the future. We may be unable to recover expenses we incur due to changes or cancellations of customized orders. There are also substantial unanticipated costs associated with ensuring that new products function properly and reliably in the early stages of their life cycle. These costs have been and could in the future be greater than expected as a result of these complexities. Our failure to control these costs could materially harm our business and profitability.

      Because many of our customers use our products for business-critical applications, any errors, defects or other performance or technical problems could result in financial or other damage to our customers and could significantly impair their operations. Our customers could seek to recover damages from us for losses related to any of these issues. A product liability claim brought against us, even if not successful, would likely be time-consuming and costly to defend and could adversely affect our marketing efforts.

If we do not continue to introduce new products and services that reflect advances in technology in a timely manner, our products and services will become obsolete and our operating results will suffer.

      Our success is dependent on our ability to respond to the rapid rate of technological change present in the semiconductor manufacturing industry. The success of our product introduction and development depends on our ability to:

•	accurately identify and define new market opportunities and products;

•	obtain market acceptance of our products, such as OneFab AMHS;

•	timely innovate, develop and commercialize new technologies and applications;

•	adjust to changing market conditions;

•	differentiate our offerings from our competitors’ offerings;

•	continue to develop a comprehensive, integrated product and service strategy; and

•	properly price our products and services.

      If we cannot succeed in responding in a timely manner to technological and/or market changes, we could lose our competitive position which could materially harm our business and our prospects.

Our systems integration services business has grown significantly, and poor execution of that business could adversely affect our operating results.

      The number of projects for our systems integration services business, which integrates our software and hardware products with products provided by our customers or others, has grown significantly. We are in the early stages of developing this business. Accordingly, we are subject to the risks attendant to entering a business in which we have little direct experience. Due to complexities in this business, we may be unable to integrate our customers’ products with our software and hardware products in a cost effective and timely manner, which could adversely affect our operating results and materially harm our business. Our ability to succeed in this business and increase our revenues is further limited by our ability to retain, hire and train systems integration personnel. We believe that there is significant competition for personnel with the advanced skills and technical knowledge that this business requires. Since some of our competitors may have greater resources to hire personnel with those skills and knowledge, our operating margins could be adversely affected if we cannot hire and train additional personnel or deliver integrated systems to our customers on a timely basis consistent with our budgets.

The global nature of our business exposes us to multiple risks.

      For the fiscal year ended September 30, 2003, approximately 50% of our revenues were derived from sales outside North America. We expect that international sales, including increased sales in Asia, will continue to account for a significant portion of our revenues. As a result of our international operations, we are exposed to many risks and uncertainties, including:

•	difficulties in staffing, managing and supporting operations in multiple countries;

•	longer sales-cycles and time to collection;

•	tariff and international trade barriers;

•	fewer legal protections for intellectual property and contract rights abroad;

•	different and changing legal and regulatory requirements in the jurisdictions in which we operate;

•	government currency control and restrictions on repatriation of earnings;

•	fluctuations in foreign currency exchange and interest rates; and

•	political and economic changes, hostilities and other disruptions in regions where we operate.

      Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables, and a higher cost of doing business, any of which could materially harm our business and profitability.

Our business could be materially harmed if we fail to adequately integrate the operations of the businesses that we may acquire.

      We have made in the past, and may make in the future, acquisitions or significant investments in businesses with complementary products, services and/or technologies. Our acquisitions present numerous risks, including:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies and realizing upon the anticipated synergies of the combined businesses;

•	defining and executing a comprehensive product strategy;

•	managing the risks of entering markets or types of businesses in which we have limited or no direct experience;

•	the potential loss of key employees, customers and strategic partners of acquired companies;

•	unanticipated problems or latent liabilities, such as problems with the quality of the installed base of the target company’s products;

•	problems associated with compliance with the target company’s existing contracts;

•	difficulties in managing geographically dispersed operations; and

•	the diversion of management’s attention from normal daily operations of the business.

      If we acquire a new business, we may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our operations and be dilutive to our stockholders. In periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. For example, we were required to record impairment charges on acquired intangible assets and goodwill aggregating $479.3 million in fiscal 2002. The failure to adequately address these risks could materially harm our business and financial results.

Risks Relating to Our Customers

We face substantial competition which may lead to price pressure and otherwise adversely affect our sales.

      We face substantial competition throughout the world in each of our product areas. Our primary competitors range from large companies such as Asyst/ Shinko, Daifuku, HP/ Compaq, IBM, Murata, Rorze, TDK and Yasakawa to smaller, regional companies. We also compete with OEM manufacturers, such as Applied Materials, that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from a supplier like us. Some of our competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we do. We expect our competitors to continue to improve the performance of their current products and to introduce new products and technologies that could adversely affect sales of our current and future products and services. New products and technologies developed by our competitors or more efficient production of their products could require us to make significant price reductions to avoid losing orders. If we fail to respond adequately to pricing pressures, products with improved performance or developments with respect to the other factors on which we compete, we could lose customers or orders. If we are unable to compete effectively, our business and prospects could be materially harmed.

Because we rely on a limited number of customers for a large portion of our revenues, the loss of one or more of these customers could materially harm our business.

      We receive a significant portion of our revenue in each fiscal period from a relatively limited number of customers, and that trend is likely to continue. Sales to our ten largest customers accounted for approximately 37% of our total revenues in fiscal 2003, 33% in fiscal 2002 and 37% in fiscal 2001. As the semiconductor manufacturing industry continues to consolidate and further shifts to foundries which manufacture semiconductors designed by others, the number of our potential customers could decrease, which would increase our dependence on our limited number of customers. The loss of one or more of these major customers or a decrease in orders from one of these customers, could materially affect our revenue, business and reputation.

Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.

      Our customers may need several months to test and evaluate our products. This increases the possibility that a customer may decide to cancel or change plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development expenses, and selling, general and administrative expenses, before we generate the related revenues for these products, and we may never generate the anticipated revenues if a customer cancels or changes its plans.

      In addition, many of our products will not be sold directly to the end-user but will be components of other products. As a result, we rely on OEMs of our products to select our products from among alternative offerings to be incorporated into their equipment at the design stage; so-called design ins. The OEM’s decisions often precede the generation of volume sales, if any, by a year or more. Moreover, if we are unable to achieve these design ins from OEMs, we would have difficulty selling our products to that OEM because changing suppliers involves significant cost, time, effort and risk on the part of that OEM.

Customers generally do not make long term commitments to purchase our products and our customers may cease purchasing our products at any time.

      Sales of our products are often made pursuant to individual purchase orders and not under long-term commitments and contracts. Our customers frequently do not provide any assurance of minimum or future sales and are not prohibited from purchasing products from our competitors at any time. Accordingly, we are exposed to competitive pricing pressures on each order. Our customers also engage in the practice of purchasing products from more than one manufacturer to avoid dependence on sole-source suppliers for certain of their needs. The existence of these practices makes it more difficult for us to gain new customers and to win repeat business from existing customers.

Other Risks

We may be subject to claims of infringement of third-party intellectual property rights, or demands that we license third-party technology, which could result in significant expense and prevent us from using our technology.

      We rely upon patents, trade secret laws, confidentiality procedures, copyrights, trademarks and licensing agreements to protect our technology. Due to the rapid technological change that characterizes the semiconductor and flat panel display process equipment industries, we believe that the improvement of existing technology, reliance upon trade secrets and unpatented proprietary know-how and the development of new products may be as important as patent protection in establishing and maintaining competitive advantage. To protect trade secrets and know-how, it is our policy to require all technical and management personnel to enter into nondisclosure agreements. We cannot guarantee that these efforts will meaningfully protect our trade secrets.

      There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor related industries. We have in the past been, and may in the future be, notified that we may be infringing intellectual property rights possessed by other third parties. We cannot guarantee that infringement claims by third parties or other claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially and adversely affect our business, financial condition and results of operations.

      Particular elements of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or otherwise claim proprietary rights to technology necessary to our business. For example, twice in 1992 and once in 1994 we received notice from General Signal Corporation that it believed that certain of our tool automation products infringed General Signal’s patent rights. We believe the matters identified in the notice from General Signal were also the subject of a dispute between General Signal and Applied Materials, Inc., which was settled in November 1997. There are also claims that have been made by Asyst Technologies Inc. that certain products we acquired through acquisition embody intellectual property owned by Asyst and claims that have been made by Newport Corporation that certain of our products embody intellectual property owned by Newport. To date no action has been instituted against us directly by General Signal, Applied Materials, Asyst or Newport.

      We cannot predict the extent to which we might be required to seek licenses or alter our products so that they no longer infringe the rights of others. We also cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical and could detract from the value of our products. If a judgment of infringement were obtained against us, we could be required to pay substantial damages and a court could issue an order preventing us from selling one or more of our products. Further the cost and diversion of management attention brought about by such litigation could be substantial, even if we were to prevail. Any of these events could result in significant expense to us and may materially harm our business and our prospects.

Our failure to protect our intellectual property could adversely affect our future operations.

      Our ability to compete is significantly affected by our ability to protect our intellectual property. Existing trade secret, trademark and copyright laws offer only limited protection, and certain of our patents could be invalidated or circumvented. In addition, the laws of some countries in which our products are or may be developed, manufactured or sold may not fully protect our products. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent the misappropriation of our technology. Other companies could independently develop similar or superior technology without violating our intellectual property rights. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to incur significant expenses and to divert the efforts and attention of our management and technical personnel from our business operations.

If the site of the majority of our manufacturing operations were to experience a significant disruption in our operations, our business could be seriously harmed.

      Most of our manufacturing facilities are concentrated in one location. If the operations of these facilities were disrupted as a result of a natural disaster, fire, power or other utility outage, work stoppage or other similar event, our business could be seriously harmed because we may be unable to manufacture and ship products and parts to our customers in a timely fashion.

Our business could be materially harmed if one or more key suppliers fail to deliver key components.

      We currently obtain many of our key components on an as-needed, purchase order basis from numerous suppliers. We do not generally have long-term supply contracts with these suppliers, and many of them have undertaken cost-containment measures in light of the recent downturn in the semiconductor industry. In the event of an industry upturn these suppliers could face significant challenges in delivering components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in delays or reductions in product shipments to our customers. This could cause us to lose customers, result in delayed or lost revenue and otherwise materially harm our business.

Risks Related to the Offering

Our stock price is volatile.

      The market price of our common stock has fluctuated widely. For example, between May 14, 2002 and September 30, 2002, the closing price of our common stock dropped from approximately $39.55 to $11.45 per share and between April 14, 2003 and September 8, 2003, the price of our common stock rose from approximately $7.80 to $27.68 per share. The market price of our common stock reached a low of approximately $7.59 on April 11, 2003. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

•	variations in operating results from quarter to quarter;

•	changes in earnings estimates by analysts or our failure to meet analysts’ expectations;

•	changes in the market price per share of our public company customers;

•	market conditions in the industry;

•	general economic conditions;

•	political changes, hostilities or health risks such as SARS;

•	low trading volume of our common stock; and

•	the number of firms making a market in our common stock.

      In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like ours. These market fluctuations could adversely affect the market price of our common stock.

Provisions in our organizational documents, contracts and 4.75% Convertible Subordinated Notes Due 2008 may make it difficult for someone to acquire control of our company.

      Our certificate of incorporation, bylaws, contracts and 4.75% Convertible Subordinated Notes Due 2008 contain provisions that would make more difficult an acquisition of control of our company and could limit the price that investors might be willing to pay for our securities, including:

•	the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

•	a prohibition on stockholder action by written consent;

•	the elimination of the right of stockholders to call a special meeting of stockholders;

•	a requirement that stockholders provide advance notice of any stockholder nominations of directors to be considered at any meeting of stockholders;

•	a requirement that the affirmative vote of at least 80 percent of our shares be obtained for certain actions requiring the vote of our stockholders;

•	a requirement under our shareholder rights plan that, in many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock; and

•	a requirement upon specified types of change of control that we repurchase the 4.75% Convertible Subordinated Notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any.

Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as “will,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “predicts,” “continues,” “intends,” “should,” “would,” or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

      These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

      We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described under the heading “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause our actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	trends affecting the semiconductor industry, our financial condition or results of operations;

•	the effectiveness of our restructuring activities and cost reduction measures;

•	the availability of qualified personnel;

•	the effectiveness of new product introductions and manufacturing;

•	market acceptance of new products;

•	competition in the industry;

•	the loss of one or more of our significant customers;

•	the ability to satisfy demand for our products;

•	the availability of key components for our products;

•	foreign interest and exchange rate fluctuations;

•	the ability to protect our intellectual property;

•	future acquisitions;

•	international, national, regional and local economic and political changes;

•	general economic conditions; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus supplement and the accompanying prospectus, and those detailed from time to time in our filings with the SEC.

      You should read this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

      We estimate that the net proceeds to us from the sale of the 6,000,000 shares of common stock we are offering will be approximately $136.6 million. If the underwriters fully exercise the over-allotment option, the net proceeds to us will be approximately $157.2 million. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $24.04 per share. “Net proceeds” is what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering.

      We expect to use the net proceeds from the sale of these securities for general corporate purposes, including working capital, leasehold improvements and capital equipment purchases. We may also use a portion of the net proceeds to reduce, repay or refinance existing indebtedness, such as our 4.75% Convertible Subordinated Notes Due 2008, acquire additional businesses, products and technologies, or to establish strategic alliances that we believe will complement our current or future business. We currently have no commitments or agreements with respect to any material transaction.

      We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on The NASDAQ National Market under the symbol “BRKS.” The following table provides, for the periods indicated, the high and low closing sales prices per share as reported by The NASDAQ National Market.

	Price Range

	High	Low

Fiscal year ended September 30, 2003
First quarter	$15.80	$8.95
Second quarter	$13.43	$8.76
Third quarter	$12.66	$7.59
Fourth quarter	$27.68	$11.59
Fiscal year ended September 30, 2002
First quarter	$43.24	$25.22
Second quarter	$51.21	$41.72
Third quarter	$44.70	$23.71
Fourth quarter	$25.76	$11.22

      On December 2, 2003, the last sale price reported on The NASDAQ National Market for our common stock was $24.04 per share. As of December 2, 2003, there were approximately 37,307,741 shares of our common stock outstanding held by approximately 1,029 holders of record.

      We have never paid any cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth.

CAPITALIZATION

      The following table presents our capitalization at September 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of 6,000,000 shares of our common stock in this offering at an estimated public offering price of $24.04 per share, net of the estimated underwriting discount and our estimated offering expenses.

      The outstanding share information in the table below does not include (i) 4,639,910 shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $28.93 and (ii) 2,491,813 shares issuable upon the conversion of our debt securities, in each case as of September 30, 2003.

      The information set forth in the following table should be read in conjunction with and is qualified in its entirety by the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2003

	Actual	As Adjusted

	(In thousands)
Cash, cash equivalents and short and long-term marketable securities	$198,588	$335,154

Long-term debt (including current portion)(1)	$175,123	$175,123

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 authorized; one share issued and outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value, 100,000,000 authorized; 37,266,181 shares issued and outstanding, actual; 43,266,181 issued and outstanding, as adjusted	373	433
Additional paid-in capital	1,102,215	1,238,721
Deferred compensation	(1,014)	(1,014)
Accumulated other comprehensive income	11,846	11,846
Accumulated deficit	(951,134)	(951,134)

Total stockholders’ equity	$162,286	$298,852

Total capitalization	$337,409	$473,975

(1)	Consists of $175 million aggregate principal amount of 4.75% Convertible Subordinated Notes Due 2008, and other loans of $0.1 million.

DILUTION

      Our net tangible book value as of September 30, 2003 was approximately $82.7 million, or $2.22 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities and minority interests divided by the total number of shares of common stock outstanding. After giving effect to the sale by us of 6,000,000 shares of common stock offered by this prospectus supplement at an assumed offering price of $24.04 per share and after deducting the estimated underwriting discount and offering expenses, our pro forma net tangible book value at September 30, 2003 would have been approximately $219.3 million, or $5.07 per share. This represents an immediate increase in net tangible book value of $2.85 per share to existing stockholders and an immediate dilution of $18.97 per share to new investors in this offering, as illustrated by the following table:

Assumed public offering price per share		$24.04

Net tangible book value per share before the offering	$2.22

Increase per share attributable to new investors	$2.85

Pro forma net tangible book value per share after the offering		$5.07

Pro forma net tangible book value dilution per share to new investors		$18.97

      This discussion of dilution, and the table quantifying it, assume no exercise of any outstanding stock options. The exercise of stock options outstanding under our stock option plans having an exercise price less than the offering price would increase the dilutive effect to new investors.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

      The following is a general discussion of material U.S. federal tax consequences relating to the ownership and disposition of our common stock by a Non-U.S. Holder. A “Non-U.S. Holder” is a foreign corporation, a nonresident alien individual, a foreign partnership or any foreign estate or trust, as these terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion is based on (1) the Code, (2) the U.S. Treasury Regulations (“Treasury Regulations”) issued under the Code and (3) administrative and judicial interpretations of the Code and Treasury Regulations, each as in effect and available on the date of this prospectus supplement. The Code, Treasury Regulations, and interpretations, however, may change at any time, and any change could be retroactive to the date of this prospectus supplement.

      We do not address all of the tax consequences that may be relevant to a holder of our common stock. Except as specifically noted, this description addresses only U.S. federal tax considerations to Non-U.S. Holders that are initial purchasers of our common stock and that will hold our common stock as capital assets, and that do not have a special tax status as defined in the Code. We do not address any tax consequences to:

•	holders of our common stock that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers or traders in securities or currencies;

•	persons who acquired our common stock through an exercise of employee stock options or rights or otherwise as compensation;

•	persons that hold or will hold our common stock as part of a position in a straddle or as part of a hedging or conversion transaction; and

•	persons that hold stock through an entity that is classified as a partnership for U.S. federal tax purposes.

      Further, we do not address any state, local or foreign tax consequences relating to the ownership and disposition of our common stock.

      Prospective investors are advised to consult with their own tax advisors regarding the U.S. federal tax consequences relating to the ownership and disposition of our common stock as well as the effect of any state, local or foreign tax laws.

Dividends

      Generally, dividends paid (or deemed paid) to a Non-U.S. Holder will be subject to withholding tax at a 30% rate or whatever lower rate as may be specified by an applicable tax treaty (excluding dividends that are effectively connected with the conduct of a trade or business in the U.S. by you and are taxable as described below). A Non-U.S. Holder must furnish the withholding agent with the appropriate forms and certifications to obtain the benefit of an applicable tax treaty. In general, a Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service (the “IRS”).

      Except as may be otherwise provided in an applicable tax treaty, a Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. person on dividends (or deemed dividends) that are effectively connected with the conduct of a trade or business of that Non-U.S. Holder within the U.S. and these dividends will not be subject to the withholding tax described above. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a 30% rate unless it qualifies for a lower rate under an applicable tax treaty. Non-U.S. Holders are required to file prescribed forms with the withholding agent in order to establish an exemption from, or reduced rate of, withholding based either on income being effectively connected with a U.S. trade or business.

      A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Sale or Exchange of Common Stock

      Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of our common stock unless:

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the U.S., in which case, the branch profits tax described above under “Dividends” may also apply if the holder is a foreign corporation;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale or exchange and meets other necessary conditions;

•	the Non-U.S. Holder is subject to tax under the provisions of the U.S. federal tax law applicable to certain U.S. expatriates; or

•	we are or have been during some periods a “U.S. real property holding corporation” for U.S. federal income tax purposes and, assuming the common stock is “regularly traded on an established securities market” for U.S. federal tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, or any shorter period that shares were held, more than 5% of our common stock. We do not expect that we will be treated as a U.S. real property holding corporation.

Federal Estate Taxes

      Unless an applicable estate tax treaty provides otherwise, common stock that is owned or treated as owned (or that has been subject to certain lifetime transfers) by an individual who at the time of death is not a citizen or resident of the U.S. generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to estate tax.

Information Reporting and Backup Withholding

      Under Treasury Regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder, if any, and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty or other agreement, that information may also be made available to the tax authorities in any countries in which the Non-U.S. Holder resides.

      The gross amount of dividends paid to a Non-U.S. Holder that fails to certify its Non-U.S. Holder status in accordance with applicable Treasury Regulations generally will be reduced by backup withholding (currently at a rate of 28%), unless we have actual knowledge or reason to know that the holder is a Non-U.S. Holder in which case such dividends will be subject to withholding at a 30% rate. The information reporting and backup withholding rules generally do not apply to payments made to corporations, whether domestic or foreign.

      The payment of the proceeds of the disposition of our common stock by a Non-U.S. Holder to or through the U.S. office of a broker, or in certain other circumstances where the proceeds are mailed to a U.S. address, generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder in accordance with applicable Treasury Regulations or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds on the disposition of our common stock where the transaction is effected outside the U.S. by a Non-U.S. Holder to or through a non-U.S. office of a Non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the U.S., the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.

      Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

      The foregoing discussion is included for general information only. Each prospective purchaser is urged to consult his tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated                     ,                     , we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective numbers of shares of our common stock.

Number of
Underwriter	Shares

Credit Suisse First Boston LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Needham & Company, Inc.
SG Cowen Securities Corporation

Total	6,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $ per share. The underwriter and selling group members may allow a discount of $          per share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without Over-	With Over-	Without Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the public offering date set forth on the cover page of this prospectus supplement, except issuances of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of the underwriting agreement, grants of employee stock options pursuant to the terms of our stock option or equity incentive plans, or issuances of common stock pursuant to our employee stock purchase or other similar plan.

      Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC, for a period of 90 days after the public offering date set forth on the cover page of this prospectus supplement, except that, following 45 days after the date of this prospectus supplement, such officers and directors may collectively sell up to 250,000 shares in the aggregate.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      The shares of common stock have been approved for listing on The NASDAQ National Market, subject to official notice of issuance, under the symbol “BRKS”.

      In the ordinary course of business, Credit Suisse First Boston LLC and its affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

EXPERTS

      The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference in this prospectus supplement the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 27, 1995;

•	the description of our preferred share rights that is contained in our registration statement on Form 8-A, filed with the SEC on August 7, 1997; and

•	the description of our preferred share rights that is contained in our registration statement on Form 8-A/A, filed with the SEC on June 4, 2002.

      Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

      All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

      We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Brooks Automation, Inc.

15 Elizabeth Drive
Chelmsford, Massachusetts 01824
Attention: Investor Relations
(978) 262-5799

      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or any document to which we have referred you. We have not authorized anyone else to provide you with information that is different. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. The information in this prospectus supplement is current only as of the date on the front of these documents.

PROSPECTUS

Brooks Automation, Inc.

$200,000,000

Common Stock

Preferred Stock
Senior Debt Securities
Senior Subordinated Debt Securities
Subordinated Debt Securities

        This prospectus relates to common stock, preferred stock, senior debt securities, senior subordinated debt securities and subordinated debt securities that we may sell from time to time in one or more offerings up to an aggregate initial public offering price of $200,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

      Our common stock is traded on the Nasdaq National Market under the symbol “BRKS.” Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing on any national securities exchange or The Nasdaq Stock Market of the securities covered by such prospectus supplement.

      These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

      Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of this prospectus. We may also include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2003.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED HEREIN OR THEREIN TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THESE DOCUMENTS.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total public offering price of $200,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

      Unless the context otherwise requires, in this prospectus, “Brooks,” “the Company,” “we,” “us” and “our” refer to Brooks Automation, Inc. and its subsidiaries.

ABOUT BROOKS

      We are a leading supplier of automation products and solutions primarily serving the worldwide semiconductor chip market. We supply hardware, software and services to both chip manufacturers and original equipment manufacturers who make process equipment for semiconductor manufacturing. We are a technology and market leader with offerings ranging from best-in-class hardware and software modules to fully integrated systems and world class services. Although our core business addresses the increasingly complex automation requirements of the global semicoductor industry, we are also focused on providing automation solutions for a number of related industries, including flat panel display manufacturing, data storage and other complex manufacturing.

      We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400.

      Our corporate website address is www.brooks.com. We make available on our website free of charge a link to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as practicable after we electronically file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus.

RISK FACTORS

      The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in Brooks and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors that May Affect Future Results” included in our latest Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and any accompanying prospectus supplement includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as “will,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “predicts,” “continues,” “intends,” “should,” “would,” or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

      These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

      We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described under the heading “Risk Factors” and any risk factors contained in any prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause our actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	trends affecting the semiconductor industry, our financial condition or results of operations;

•	the effectiveness of our restructuring activities and cost reduction measures;

•	the availability of qualified personnel;

•	the effectiveness of new product introductions and manufacturing;

•	market acceptance of new products;

•	competition in the industry;

•	the loss of one or more of our significant customers;

•	the ability to satisfy demand for our products;

•	the availability of key components for our products;

•	foreign interest and exchange rate fluctuations;

•	the ability to protect our intellectual property;

•	future acquisitions;

•	international, national, regional and local economic and political changes;

•	general economic conditions; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus or any prospectus supplement, and those detailed from time to time in our filings with the SEC.

      You should read this prospectus and any accompanying prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

      Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, which may include repayment or refinancing of existing indebtedness, investments, capital expenditures, acquisitions, repurchase of our capital stock and for any other purposes that we may specify in any prospectus supplement. We may also invest the net proceeds temporarily in short-term securities until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months	Fiscal Year Ended September 30,
	Ended June 30,
	2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges(1)	(2)	(2)	(2)	9.1	(2)	(2)

(1)	These ratios are calculated by dividing (a) earnings before income taxes plus fixed charges less minority interests less preferred dividend requirements by (b) fixed charges. Fixed charges include interest expense, the portion of interest expense under operating leases we deem to be representative of the interest factor, and preferred dividend requirements. As of the date of this prospectus, we had one share of preferred stock outstanding, referred to as special voting preferred stock. This special voting preferred stock was issued in connection with our acquisition of PRI Automation, Inc. in May 2002, and relates to PRI’s former Canadian exchangeable shareholders. The holder of this share of special voting preferred stock is not entitled to receive any dividends. No other shares of preferred stock are outstanding. Preferred dividend requirements prior to July 2001 relate to accretion of preferred stock issued by Progressive Technologies Inc. prior to its acquisition by us. This acquisition was accounted for as a pooling of interest. The ratio of earnings to fixed charges is equal to the ratio of earnings to combined fixed charges and preferred dividends for each of these periods.

(2)	For the nine months ended June 30, 2003 and in fiscal 2002, 2001, 1999 and 1998, earnings before income taxes plus fixed charges less minority interests less preferred dividend requirements were insufficient to cover fixed charges by $131.3 million, $627.1 million, $36.2 million, $11.3 million and $29.8 million, respectively.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of these types of securities but is not complete. You should read our certificate of incorporation, as amended, our bylaws, as amended, our rights plan (as described below) and the certificate of designation relating to any particular series of preferred stock before you purchase any of our capital stock or securities convertible into shares of our capital stock because those documents and not this description set forth the terms of our capital stock.

      We will describe in a prospectus supplement the specific terms of any capital stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such capital stock may differ from the terms described below.

Authorized Capital Stock

      We have 101,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

      The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

      As of October 3, 2003, we had 37,277,219 shares of common stock outstanding, held of record by approximately 1,057 stockholders. Our common stockholders are entitled to one vote per share on all matters to be voted on by stockholders. They are entitled to receive dividends, if any, as declared by our board of directors from legally available funds. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Our common stockholders do not have cumulative voting rights in the election of directors. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

      As of October 3, 2003, we had one share of preferred stock outstanding, referred to as special voting preferred stock. This special voting preferred stock was issued in connection with our acquisition of PRI Automation, Inc. in May 2002, and relates to PRI’s former Canadian exchangeable shareholders. The holder of this share of special voting preferred stock is not entitled receive any dividends but affords PRI’s former Canadian exchangeable shareholders the liquidation rights and voting rights as they would have if they held shares of our common stock.

      In addition, our rights plan provides for the issuance of shares of junior participating preferred stock under the circumstances specified in the rights plan. See “Certain Anti-Takeover Provisions in our Certificate of Incorporation, Bylaws, Rights Plan and Delaware General Corporation Law — Rights Plan” below for a more detailed description of the Rights Agreement.

      Our board of directors, without further stockholder approval (except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded) has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including:

•	dividend rights;

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption;

•	redemption prices;

•	liquidation preferences; and

•	the number of shares constituting any series or the designation of such series.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Certain Anti-Takeover Provisions in Our Certificate of Incorporation, Bylaws, Rights Plan and Delaware General Corporation Law

      The following is a summary of certain provisions of our certificate of incorporation, bylaws, rights plan and Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, bylaws, rights plan and the corporate law of Delaware.

Certificate of Incorporation and Bylaws

      Our certificate of incorporation includes several other provisions in addition to our preferred stock which may have the effect of preventing changes in our management. These provisions may make an unfriendly tender offer, proxy contest, merger or other change in control of us more difficult. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve a change in control. These provisions are also designed to reduce our vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for the shares of our common stock and, as a consequence, they also may inhibit fluctuations in the market price of the shares of our common stock which could result from actual or rumored takeover attempts.

      Our certificate of incorporation contains a so-called “anti-greenmail” provision. This provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock of a company and then, under the threat of making a tender offer or instigating a proxy contest or some other corporate disruption, succeed in extracting from the company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits us from purchasing any shares of our common stock from a related person, who has beneficially owned such common stock or right to purchase such common stock for less than two years prior to the date of such purchase, at a per share price in excess of the fair market value at the time of the purchase unless the purchase is approved by the holders of two-thirds of the outstanding shares of our common stock, excluding any votes cast by the related person. The term “related person” means any person who acquires more than five percent of our voting stock. Shareholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of our common stock or when the purchases are effected on the open market.

      Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting and not by written consent, and that certain stockholder proposals may only be approved by the holders of 80% of the shares of stock entitled to vote on the proposal. In addition, our bylaws do not permit our stockholders to call a special meeting of stockholders.

      The authority of the our board of directors to issue authorized but unissued shares of our common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of us, since the issuance of additional shares of our common stock would dilute the voting power of our common stock then outstanding.

Rights Plan

      Our board of directors has adopted a rights plan. As a result, we issued one purchase right for each outstanding share of common stock. One purchase right will be issued for each additional share of common stock that we issue. The rights become exercisable if, without the prior approval of our board of directors, a person or group acquires 15% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. Each right that becomes exercisable entitles the registered holder to purchase one one-thousandth of a share of our junior participating preferred stock at a purchase price of $135 per one-thousandth of a share, subject to adjustment.

      If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the purchase price, common stock of the surviving company having a market value of twice the purchase price.

      The rights expire on July 31, 2007, unless earlier redeemed or exchanged by us. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights plan. In addition, our board of directors retains the authority to redeem, at $0.001 per right, the rights at any time prior to the acquisition by a person or group of 15% or more of our outstanding common stock.

Section 203 of Delaware Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or was, within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, an owner of 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe LP.

DESCRIPTION OF DEBT SECURITIES

General

      The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Brooks, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

      In this description of debt securities, the terms “Brooks,” “we,” “us” and “our” refer to Brooks Automation, Inc. and do not include its subsidiaries, except for purposes of financial data determined on a consolidated basis. Debt securities that we may issue will be issued under the indenture between us and U.S. Bank National Association, as trustee. This prospectus refers to U.S. Bank National Association as the trustee. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

      THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

      The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

      Unless otherwise set forth in an indenture supplement and described in a prospectus supplement, our subsidiaries will have no direct obligation to pay amounts due on the debt securities. The debt securities effectively will be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The indenture permits us and our subsidiaries to incur substantial amounts of additional indebtedness and other liabilities. Any rights of Brooks and our creditors, including the holders of debt securities, to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and the holders of any preferred stock of that subsidiary.

Information You Will Find in the Prospectus Supplement

      The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the interest rate or rates (which may be fixed or variable) on the debt securities of the series (if any), the dates from which interest shall accrue or the method of determining such rate or rates;

•	the interest payment dates for the series of debt securities or the method by which such date will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the price and terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or at the option of the holders and the price and terms and conditions of any such redemption, purchase, or repayment;

•	if other than denominations of $1,000, the denominations in which the debt securities may be issued;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if the amount of principal payable at the stated maturity date of the debt securities will not be determinable prior to the stated maturity date, the manner in which such amount will be determined;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable;

•	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare acceleration;

•	the terms and conditions, if any, upon which a global security may be exchanged for other individual debt securities in definitive registered form;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	with regard to debt securities of a series that does not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series which are not prohibited by the indenture.

      Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, and any board resolution or the applicable indenture supplement establishing such debt securities. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

      We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement or any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

      We may issue subordinated debt securities under the indenture and any coupons that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and the applicable indenture supplement, to all of our senior indebtedness as defined in any indenture supplement.

      In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities upon the occurrence of certain events. These events include:

•	any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	except as provided in the indenture, any default on the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness has not been paid within the applicable grace period; and

•	any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms, and unless either (a) such default shall have been cured or waived and any such acceleration shall have been rescinded or (b) such senior indebtedness shall have been paid in full.

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Senior Subordinated Debt

      We may issue senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all of our senior indebtedness and senior to our other subordinated debt. See the discussions above under “— Senior Debt” and “— Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

      Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special U.S. federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes.

Registered Global Securities

      We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security.

      We anticipate that the following provisions will generally apply to all depositary arrangements:

      Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

      So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

      We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

      We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Brooks, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

      We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

      We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

      In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants By Brooks

      The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The board resolution or supplemental indenture with respect to each series of debt securities may contain additional covenants, including covenants which could restrict our right and our subsidiaries’ right to incur additional indebtedness or liens and to take certain actions with respect to their respective businesses and assets.

Events of Default

      Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•	failure to comply with the restrictive covenant prohibiting us from engaging in certain consolidations, mergers, or transfers of all or substantially all of our assets;

•	failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 60 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us;

•	indebtedness in excess of $20 million is not paid within any applicable grace period after final maturity or is accelerated by the holders of such indebtedness because of a default, and such default remains uncured or such acceleration is not rescinded for 15 days after the date on which we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the indebtedness relates; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities are issued.

      Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

      After any such acceleration, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied and the rescission would not conflict with any judgment or decree already rendered.

      No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

      We and the trustee may, at any time and from time to time, without notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, to, among other things:

•	add guarantees to or secure any series of debt securities;

•	provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	add to or change any of the provisions of the indenture to change or eliminate any restriction on the payment of principal or premium with respect to debt securities so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	in the case of subordinated debt securities, make any change in the provisions relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if such holder of senior indebtedness consents to such a change);

•	add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee;

•	establish the form or terms of debt securities of any series; and

•	make any change that does not adversely affect the interests of the holders of debt securities in any material respect.

      With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

      Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	extend the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

      To the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

      In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

      We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring subsequent to the indenture).

      The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the cash and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations and Certain Sales of Assets

We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

      The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, incorporator or stockholder of Brooks, as such, shall have any liability for any obligations of Brooks under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, incorporator or stockholder of Brooks. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

      Any debt securities offered by Brooks may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

      The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee in New York, New York.

      The indenture contains limitations on the right of the trustee, should it become a creditor of Brooks, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest relating to any duties with respect to the debt securities it must eliminate the conflict or resign as trustee.

      The initial trustee is one of a number of banks with which we and our subsidiaries may maintain ordinary banking relationships and with which we and our subsidiaries may maintain credit facilities.

Limitations on Issuance of Bearer Debt Securities

      Debt securities in bearer form are subject to special U.S. federal income tax requirements. Except in certain transactions permitted by U.S. federal income tax regulations, an issuance of debt securities in bearer form may result in adverse tax consequences to us and to the holders of such debt securities if offered, sold, or delivered within the United States or its possessions or to a U.S. person. Investors should consult the relevant prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

PLAN OF DISTRIBUTION

      We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

      If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

      We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

      If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

      Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of such securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will be discontinued without notice.

      If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. We may solicit offers to purchase the securities directly and we may sell the securities directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

      The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

      Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

      Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

      If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to those conditions described in the applicable prospectus supplement. The underwriters and other agents will not be responsible for the validity or performance of such contracts. The prospectus supplement will describe the commission payable for solicitation of those contracts.

      Each series of securities will be a new issue of securities and will have no established trading market (other than our common stock, which is traded on Nasdaq). Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq or other automated quotation system.

      In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriter(s), dealer(s) or agents by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, D.C. 20006.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, including those portions incorporated by reference therein from our definitive proxy materials on Schedule 14A as filed with the SEC on January 21, 2003;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2002, March 31, 2003, and June 30, 2003;

•	our Current Report on Form 8-K, filed with the SEC on January 24, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 27, 1995;

•	the description of our preferred share rights that is contained in our registration statement on Form 8-A, filed with the SEC on August 7, 1997; and

•	the description of our preferred share rights that is contained in our registration statement on Form 8-A/ A, filed with the SEC on June 4, 2002.

      Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

      All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Brooks Automation, Inc.

15 Elizabeth Drive
Chelmsford, Massachusetts 01824
Attention: Investor Relations
(978) 262-5799

      You should rely only on the information contained in this prospectus, any prospectus supplement or any document to which we have referred you. We have not authorized anyone else to provide you with information that is different. This prospectus and any prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus or any prospectus supplement is current only as of the date on the front of these documents.